Exhibit 99.1

News Release

Contact:
James D. Rickard, CEO
Community Bank Shares of Indiana, Inc.
(812) 944 - 2224

Steve A. Hauer, President and CEO
The Bancshares, Inc.
(812) 752-4501

FOR IMMEDIATE RELEASE

                     COMMUNITY BANK SHARES OF INDIANA, INC.
                                AGREES TO ACQUIRE
                              THE BANCSHARES, INC.

FEBRUARY 16, 2006 (NEW ALBANY, IN; NASDAQ: CBIN) Community Bank Shares of Indiana, Inc. announced today the execution of a definitive agreement to acquire The Bancshares, Inc., a privately held $136 million in assets bank holding company headquartered in Scottsburg, Indiana. The transaction is expected to be completed in the third quarter of 2006. With this acquisition, Community Bank Shares, Inc. will capture the number one combined deposit market share position in the three county area including Clark, Floyd and Scott counties, Indiana with nearly 18% market share in those three counties. Upon completion of the transaction, the combined company will have total assets of approximately $806 million, total deposits of approximately $572 million, shareholders' equity of approximately $62.5 million, and will conduct its banking business in the greater Louisville metropolitan area through 20 banking centers throughout Clark, Floyd and Scott counties, Indiana and Jefferson and Nelson counties, Kentucky.

In connection with the strategic partnership, The Bancshares, Inc.'s banking subsidiary, Scott County State Bank, will be operated as a separate, stand-alone commercial banking subsidiary of Community Bank Shares of Indiana, Inc. and will maintain its current banking charter and name. "We have structured this affiliation in a manner that will enable Scott County State Bank to maintain its brand name and local decision making to make this partnership transparent to customers and enable Scott County State Bank to continue its track record of profitable growth." said James D. Rickard, CEO of Community Bank Shares of Indiana, Inc.

Subject to regulatory approval as well as approval of The Bancshares, Inc. stockholders, under the terms of the agreement, The Bancshares Inc. shareholders will have the option to elect either


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$150.00 per share in cash or $150.00 per share in stock, subject to the limitation that at least 65% of the consideration to be paid in the transaction is in the form of CBIN common stock and certain other limitations. For The Bancshares, Inc. stockholders electing 100% stock consideration, the transaction is intended to be a tax-free reorganization.

Mr. Rickard further indicated that "Scott County State Bank is a premier banking franchise in Southern Indiana and we are extremely pleased to have them join us. The partnership among our two companies complements both of our existing market areas and will enable us to realize important growth synergies in our retail, commercial and fee-based businesses. We believe that our shared community banking philosophies and commitment to delivering superior financial products and services will enable us to continue to enhance the value for CBIN shareholders."

Steve A. Hauer, CEO of The Bancshares, Inc. stated, "We are extremely excited about our partnership with Community Bank Shares and delighted to become part of the Community Bank Shares family. Over the years, our two franchises have worked together on commercial loans and have exchanged management and banking ideas and we know each other very well. I am confident that our shareholders will benefit tremendously by this affiliation with one of the truly exceptional community banking franchises in the area and that this partnership will have minimal impact on our customers and employees."

Community Bank Shares of Indiana, Inc. is a bank holding company headquartered in New Albany, Indiana. CBIN's banking subsidiary, Your Community Bank, delivers a full range of financial products and services through its 16 banking offices in the greater Louisville area located in Clark and Floyd counties, Indiana and Jefferson and Nelson counties, Kentucky.

                                    * * * * *

The information contained in this press release contains forward-looking statements regarding expected future performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.


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